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                                                                 EXHIBIT 21.1


                LIST OF SUBSIDIARIES OF PREDICTIVE SYSTEMS, INC.


1.  Predictive Limited, organized under the laws of England and Wales.

2. Network Resource Consultants and Company, B.V., organized under the laws of The Netherlands, trading as Predictive Systems B.V.